Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary - Treasurer 417-625-5108 jwatson@empiredistrict.com

MISSOURI PUBLIC SERVICE COMMISSION
RULES ON REQUEST FOR CLARIFICATION BY
THE EMPIRE DISTRICT ELECTRIC COMPANY

JOPLIN, MO - May 3, 2006 - On March 24, 2006, The Empire District Electric Company (NYSE:EDE) filed with the Missouri Public Service Commission a request for clarification in connection with the rate case it now has pending before the Commission which was filed on February 1, 2006. The pleading sought clarification as to whether the Company could request to eliminate its existing Interim Energy Charge (IEC) and implement an energy cost recovery mechanism. Yesterday the Commission ruled that Empire may have the option of requesting that the IEC be terminated, but the Company may not request the implementation of an energy cost recovery mechanism while the current IEC is effective.

In light of yesterday's decision by the Commission, Empire will continue with its current case in which it seeks to terminate the existing IEC and to recover fuel costs through base rates. The Company is seeking an annual increase in revenues of approximately $29.5 million, or 9.63 percent. The amount requested for fuel in this case is consistent with the total actual fuel expense for the 12 months ending March 31, 2006. This case is expected to be final by January 1, 2007. At that time, the rulemaking process, which is currently underway to establish the protocol for fuel recovery mechanisms, is expected to be complete and enacted.

Empire will continue to manage its fuel costs through its natural gas hedging program. Presently, Empire has hedged approximately 60 percent of its natural gas requirements for 2007.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Page 2/Commission Rules on Clarification

The Company also will continue to benefit from the cost effective wind energy it is receiving from Elk River Wind Farm, the cost of which is not subject to market fluctuations.

Bill Gipson, President and CEO, will host a conference call this afternoon, May 3, at 3:00 p.m. eastern daylight time. To phone into the conference call, parties in the United States should dial 1-800-659-2032 (International 1-617-614-2712), passcode # 85246054, any time after 2:45 p.m. eastern daylight time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode # 23544206. Forward looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 162,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing. Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com